Exhibit 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into on May 18, 2007 by and between Timothy Teagan, a natural person (“Executive”), and The Clark Group, Inc., a Delaware corporation (the “Company”).
RECITALS
     Global Logistics Acquisition Corporation (“GLAC”) has agreed to acquire all the outstanding capital stock of the Company pursuant to an agreement (the “Purchase Agreement”) dated the date hereof among GLAC, the Company and the stockholders of the Company.
     Executive has served as an executive of The Clark Group, Inc. or one or more of its subsidiaries and the Company desires to continue the employment of Executive effective upon the closing of the transactions contemplated by the Purchase Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:
1. Employment and Term
          (a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. During the term of his employment, Executive will devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company.
          (b) Duties. Executive shall serve in the executive capacity set forth on Exhibit A hereto and shall perform such duties as are customarily associated with such position, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Such duties shall include, without limitation, implementing strategic and operating plans, directing the day-to-day management of the Company, maintaining and solidifying relationships with the Company’s key employees and customers, and supporting the growth and efficiency of the Company.
          (c) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

          (d) Term. The initial term of employment of Executive under this Agreement shall begin on the date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”) and end three (3) years thereafter, subject to the provisions for termination contained in Section 5. Prior to the Closing Date, the terms of Executive’s employment with the Company shall be governed by the terms and conditions of the employment agreement between the Executive and the Company dated January 1, 1998, as the same may be amended. If the Purchase Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall thereupon be null, void and of no further effect.
     2. Compensation and Benefits
          (a) Salary. Executive shall receive for services to be rendered hereunder the annual base salary shown on Exhibit B, payable on the Company’s regular payroll dates, subject to increase at the sole discretion of the Board, and subject to standard withholdings for taxes and social security and the like. The Board shall review Executive’s salary on an annual basis and may, in its sole discretion, increase Executive’s salary.
          (b) Participation in Benefit Plans. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and disability benefit plans sponsored by the Company for which, and to the extent, he is eligible under the general provisions thereof. The Company, may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s discretion in accordance with applicable law; provided however, the Company shall strive to maintain for Executive, to the extent permitted by law, the existing benefits and, in any event, no less favorable to Executive than benefits provided to similarly situated executives of other entities under common control with the Company. A listing of Executive’s current benefits provided by the Company not otherwise described in the Company’s employee handbook is shown on Exhibit B attached hereto.
     3. Incentive Compensation.
     (a) Cash Bonus
     The Executive shall be eligible to participate in the executive incentive bonus plan. The incentive bonus pool will be established by the compensation committee and will be distributed based on achieving agreed performance metrics. Bonus opportunity to be consistent with historic level and with the parameters outlined in Exhibit B.
     (b) Equity Award Plan
     The Executive shall be eligible to participate in the Company’s stock compensation plan. The stock compensation plan will be established and administered by the compensation committee. Awards will be distributed based on achieving agreed performance metrics. Equity award will be in line with the parameters outlined in Exhibit B.

     4. Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses incurred in connection with the performance of his duties hereunder subject to company policies and procedures.
     5. Termination of Employment. The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”
          (a) Termination for Cause.
               (i) Termination: Payment of Accrued Salary and Vacation. The Board may terminate Executive’s employment with the Company at any time for cause, immediately upon written notice to Executive of the circumstances leading to such termination for cause. If Executive’s employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for cause.
               (ii) Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Executive, as reasonably determined by the Board: (A) the repeated failure to obey a lawful directive of the Board relating to the business of the Company after at least one written notice of such failure has been given; (B) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company which has not been approved by the Board, or a material breach by Executive of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (C) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company; (D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude (but in no event relating to any violation of any obscenity laws with respect to publications carried by the Company); (E) any intentional damage of a material nature to any property of the Company; or (F) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in the reasonable determination of the Board renders Executive unfit to serve in his capacity as an officer or employee of the Company.
          (b) Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time upon 180 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date, after which no further compensation of any kind or severance payment will be payable under this Agreement.
          (c) Termination upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for six consecutive months within any twelve month period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement.
          (d) Termination Without Cause. The Company may terminate Executive’s employment without “cause” (as defined above) at any time upon 30 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and thereafter the Company shall pay Executive severance for twelve months or through the term of this Agreement, whichever is longer, at the rate Executive is then being compensated. Standard withholdings for taxes and social security and the like shall be deducted from the severance payment. The severance shall be payable in equal installments on each of the Company’s regular payroll dates during the severance period commencing on the first such payroll date following the Termination Date. In addition, medical, dental, prescription and life insurance benefits shall continue to be provided, at the cost of the Company, during the period of severance payments or though the remaining term of this Agreement, whichever is greater. Any cash bonuses or other payments that would have been earned in the fiscal year in which Executive is terminated will be paid to Executive on a pro rata basis at the same time as other executives receive such bonuses or payments.
          (e) Fundamental Changes. If the Company (i) materially diminishes Executive’s duties, authority, or responsibility, (ii) reduces Executive’s compensation, or (iii) breaches this Agreement in any material respect, Executive may terminate his employment provided that the Executive has given the Company 15 days’ written notice prior to such termination and the Company has not cured such diminution or breach, as the case may be, by the end of such 15-day period. If the Company relocates its corporate offices outside a triangular area formed by Princeton, New Jersey, Doylestown, Pennsylvania, and Langhorne, Pennsylvania, then after one year Executive may terminate his employment provided that the Executive has given the Company 90 days’ written notice prior to such termination. A termination under the circumstances set forth in this subsection (e) shall be treated as a Company termination without cause, and Executive shall be entitled to the severance payments provided in Section 5(d).
     6. Proprietary Information Obligations. Executive will execute, or has executed and hereby ratifies and affirms his obligations under, the Company’s standard form non-disclosure agreement in the form attached hereto as Exhibit C.
     7. Noninterference. While employed by the Company and for the period of two years thereafter, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee who is an employee of the Company at the time of such solicitation to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.
     8. Noncompetition. Executive acknowledges that his employment pursuant to this Agreement will give him the opportunity to maintain the business relationships with book and magazine printers and publishers located in the United States and Canada that he developed prior to the sale of The Clark Group, Inc., as a result of which Executive will be able to adversely affect the goodwill of the Company’s business if he competes against it after the end of his employment, even though such competition may not occur for several years after the date hereof. Accordingly, Executive covenants and agrees that, during the term of this Agreement (including any renewals thereof) and for a period of two (2) years after the last payment that Executive receives hereunder as a result of termination for cause as defined in Section 5(a) or the voluntary termination of his employment by Executive pursuant to Section 5(b) and for a period of one (1) year after the last payment that Executive receives hereunder as a result of termination without cause pursuant to Section 5(d) or a fundamental change pursuant to Section 5(e), Executive will not, in the United States and Canada, either directly or indirectly, on his own behalf or as a proprietor, partner, agent, broker, consultant, lender, guarantor, shareholder (other than ownership of less than one percent (1%) of the stock of a publicly-owned corporation whose shares are listed and traded on a national securities exchange), director, officer or in any other capacity or manner whatsoever, without the prior written consent of the Company, engage in any activity in which the Company is engaged prior to or at the time of, as applicable, the termination of Executive’s employment with the Company.
     9. Remedies. Executive acknowledges that a breach or threatened breach by Executive of any of the provisions of Sections 6, 7, or 8 will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.
     10. Miscellaneous.
          (a) Notices. Any notices provided hereunder must be in writing, shall be effective when delivered, and may be delivered by hand or by overnight courier (such as Express Mail, Federal Express, etc.) or other means which provides written evidence of delivery, and addressed as follows:
To the Company:
James Martell, Chairman of the Board
Global Logistics Acquisition Corporation
330 Madison Avenue
New York, NY 10017
To Executive:
Timothy R. Teagan
5938 Stovers Mill Road
Doylestown, PA 18902
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b) Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision (or any portion thereof), is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.
          (c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company or the payment of nay compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.
          (d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
          (e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.
          (f) Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney’s fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.
          (g) Amendments: No Waivers. Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (h) Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State in which the Company is incorporated.
          (i) Construction. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.
          (j) Arbitration. All disputes between the Company and Executive hereunder shall be settled exclusively by arbitration before one arbitrator pursuant to the rules of the American Arbitration Association. The arbitration will be held in Trenton, New Jersey. The arbitrator shall be selected by agreement of the Company and Executive, but if they do not so agree within 20 days after the date of request for arbitration, the selection shall be made pursuant to the rules of such Association. The award rendered by the arbitrator must follow applicable law and shall be conclusive and binding upon the parties hereto and judgment on any such award may be entered in any court having jurisdiction over the parties to and the subject matter of the controversy. Each party shall pay his or its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys’ fees and other legal expenses) of the prevailing party or parties against the losing party or parties. Nothing herein set forth shall prevent the parties hereto from settling any dispute by mutual agreement at any time. In any arbitration proceeding, the parties shall have the right to depose officers, directors, employees and agents of each other by subpoena or subpoena duces tecum issued by the attorney for the deposing party, subject to any restriction placed on such deposition discovery by the arbitrator a the request of any other party. The fact of and the content of any arbitration proceeding shall be confidential, and neither party shall disclose the same to anyone without the consent of all parties to the arbitration, except that a judgment on the arbitrator’s award may be filed as otherwise provided herein.
     IN WITNESS WHEREOF, the parties have executed this Agreement effectives as of the date first written above.

EXECUTIVE:	COMPANY:

THE CLARK GROUP, INC.

Timothy R. Teagan
By:

Name:
Title:

EXHIBIT “A”

Timothy Teagan:	President & CEO
The Clark Group, Inc.
     DUTIES & RESPONSIBILITES:
▪	Ensure service and profit levels of all operating subsidiaries;

▪	Be responsive to and implement directives of the Board of Directors of The Clark Group, Inc.

▪	Prepare and initial, and communicate and implement the final Business Plan and Operating Budget for the above companies;

▪	Assist in the creation and direction of sales and marketing efforts by the CDS Vice President of Sales;

▪	Oversee the CDS Vice President of Operations for all terminal and weekly pool shipping functions;

▪	Handle primary sales functions for several key accounts;

▪	Maintain visibility in the printing and domestic distribution industries and participate in industry functions;

▪	Create and maintain credit policies for CDS and HDS; and

▪	Ensure proper programs are in place to maintain compliance with DOT regulations;

▪	Endeavor to maximize intra-company relationships and transactions;

▪	Manage the Director of Human Resources, creating Hr and Workers Compensation Policy; *

▪	Oversee medical benefits plans; *

▪	Determine acceptable self-insurance risk levels; *

▪	Handle Trustee duties of the company retirement trust. *

*	These duties may be reassigned, in whole or in part, to others.

EXHIBIT “B”
Timothy Teagan
Base Compensation
$283,109 Annually
$9,330, annual automobile allowance. The executive may choose to have the company directly pay an automobile lease payment and/or other operating expenses in lieu of receiving the above. The total monthly payments shall not exceed $777.50
Bonuses

Incentive Cash Bonus:	Each year, the executive bonus pool will equal 8% of consolidated annual EBIT before executive bonuses. This pool may consist of a single pool of consolidated EBIT (before bonuses) or a series of smaller pools derived from operating subsidiaries, with total executive bonuses in aggregate not to exceed 8% of consolidated pre-bonus EBIT. For purposes of this contract “bonus pool” is to mean either a single consolidated pool, or two or more smaller pools at the subsidiary level. Each individual participant will have a pre-determined share of this pool. 75% of this pool (6% of pre-bonus EBIT) will be distributed to participants based on their share of the pool. Up to 25% of the pool (2% of pre-bonus EBIT) will be distributed to participants based on the extent to which each participant achieves specific pre-determined objectives as communicated by the compensation committee. If all individual objectives are met, the individual will receive 25% of his/her share.

For the 2007 calendar year, your share will be 30%. Future share of the bonus pool will be determined by the executive committee and compensation committee.

Initial equity grant:	Upon the completion of audited 2007 results, the company shall grant 56,250 10-year options at fair market value. Options shall vest in increments of 1/3 following each anniversary of the grant

Annual Equity Award Plan:	Executive shall be eligible for annual equity incentives up to 40% of base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks.

     Benefits:

Type	Company Plan:

Life & AD&D Insurance	One time annual salary up to $50,000, coverage provided by UNUM.

Health Care Insurance Including Major Medical	Coverage provided by Capital Blue Cross/Pennsylvania Blue Shield

Dental Insurance	Coverage self-insured by company, managed through Benefit Concepts

Prescription Coverage	$6.00 co-pay — Coverage self-insured by company, managed through Benefit Concepts

Short Term Disability	Up to 26 weeks in accordance with company policies and procedures

Vacation Holiday & Illness Benefits	In accordance with company policies and procedures

Long Term Disability	The company maintains one (1) long term disability policy that provides $5,000/month disability income (subject to an inflation based escalator) to T. Teagan after a 180 day exclusion period.

THE CLARK GROUP, INC.
CONFIDENTIALITY AGREEMENT
     As an officer and/or management employee of The Clark Group, Inc. or any of its subsidiaries or affiliates (the “Company”), I recognize and acknowledge that the Company engages in highly competitive businesses and the protection of confidential business information and trade secrets is vital to the interest and success of this organization. I, Timothy R. Teagan, intending to be legally bound hereby, agree to the following:
     1. Confidential Information. Except as required in the conduct of the Company’s business or as authorized in writing by the Company, during my employment with the Company or at any time thereafter, I will not use, publish, disclose, appropriate or communicate, directly or indirectly, any of the following information which I have acquired or may acquire during, or by reason of, my employment with the Company:
          (A) Customer lists; internal rate schedules; rate quotations to customers and from vendors; the names, addresses, credit terms and nature of services provided to customers of the company; the identity of suppliers, distributors and shippers; pricing information; pricing strategies; business plans and methods; proprietary computer software programs; pending projects; operating and financial data; and any other information or materials which might adversely affect the Company’s operations and competitive position if disclosed or revealed.
          (B) Trade secrets used in the Company’s business which enable it to obtain a competitive advantage over competitors or others with whom it does business.
     2. Company Property & Written Materials. At any time upon the Company’s request and, in any event, upon termination of my employment with the Company, I will immediately return all property and deliver all manuals, lists, notes, writings, computer software programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or any part of my activities as a Company employee. All such documents and tangible materials, and copies or duplicates thereof, including my own working papers, files and notes, are acknowledged by me to be the Company’s property and entrusted to me on a temporary basis. Schedule “A” attached to this Agreement sets forth a complete and accurate list of equipment and other property belonging to the Company which it had furnished for my use while I am employed with the Company. Schedule “B: attached to this Agreement is a comprehensive list of the computer files I currently maintain, use or am able to access. I will update the list of computer filed from time-to-time when requested to do so by the Company.
     3. Work Product. All ideas, designs, inventions, computer programs and other creative works, whether or not patentable or copyrightable, conceived, developed or made by me, either solely or jointly with others, which are capable of being used or adapted for use in the business of the Company, or which are developed with the use of the Company’s time, material or facilities (“work product”) are and shall be the sole property of the Company. I will promptly disclose to the Company my conception or development of any such work product.

     4. Legal Remedies/Employee Reimbursement. I recognize that the restrictive covenants contained in this document are essential to protect the business interests and goals of the Company, and that violation of the restrictions will cause serious and irreparable harm to the Company. Accordingly, I understand that in the event of a violation or threatened violation by me of any provision of this Agreement, the Company shall be entitled to seek any and all legal remedies available to protect its interests and business. I further acknowledge and agree that the Company shall be entitled to seek and obtain reimbursement from me for all costs, expenses or damages which it incurs as a result of any violation by me of any provision of this Agreement as determined by a court of competent jurisdiction. This obligation shall include court costs, litigation expenses and actual, reasonable attorney’s fees.
     5. Entire Agreement. This agreement may not be waived, changed, modified, abandoned or terminated, in whole or in part, except in a writing signed by me and an officer of the Company. This Agreement applies regardless of whether there are any changes in my job duties, job title, the location of my place of work, or division assignment. Nothing in this Agreement gives, or shall be deemed to give, me any right to continued employment for any length of time.

Date:

Employee’s Signature

Employee Name
STATE OF
COUNTY OF
     On                     , 2007 before me personally came                                          known to me or satisfactorily proven to be the person whose name is subscribed to the within Confidentiality Agreement, and acknowledged that he/she executed the same.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC